Exhibit 10.4.9

AMENDMENT NO. 9 TO EMPLOYMENT CONTRACT

AGREED, as of the 1st day of June 2006, between the Federal Agricultural Mortgage Corporation (FAMC) and Tom D. Stenson (you), that the existing employment contract between the parties hereto, dated as of September 1, 1997, as amended through Amendment No. 8 to Employment Contract dated as of June 16, 2005 (collectively, the Agreement), be and hereby is amended as follows:

Sections 1, 3 (a), 7 (a) (3), and 11 of the Agreement are replaced in their entirety with the following new sections:

1.  Term. The Term of this Agreement shall continue until July 1, 2010 or any earlier effective date of termination pursuant to Paragraph 7 hereof (the “Term”).

3 (a). Base Salary. As of July 1, 2006, you will be paid a base salary (the Base Salary) during the Term of Two Hundred Eighty-Two Thousand Six Hundred Ninety-One Dollars ($282,691) per year, payable in arrears on a bi-weekly basis.

7 (a) (3). Farmer Mac may terminate your employment without “cause” at any time. Such termination shall become effective on the earlier of July 1, 2010, or two years from the date of notice of such termination.

11. Notices. Any notice given under this Agreement will be sufficient if in writing and either: (a) mailed postage prepaid by registered or certified mail, return receipt requested; or (b) delivered by hand to, in the case of Farmer Mac, 1133 Twenty-First Street, N.W., Washington, D.C. 20036, attention President or, in the case of the Employee, 13906 Warm Springs Court, Clifton, VA 20124 (or to such other addresses as may be from time to time designated by notice from the recipient party to the other). Any such notice will be effective upon actual receipt or refusal thereof.

As amended hereby, the Agreement remains in full force and effect.

    Federal Agricultural Mortgage Corporation       Employee

    By:  /s/ Henry D. Edelman      /s/ Tom D. Stenson
  President